Exhibit (d)(23)(iv)

INVESTMENT SUBADVISORY AGREEMENT

BETWEEN TRANSAMERICA ASSET MANGEMENT, INC.

AND QS INVESTORS, LLC

THIS AMENDMENT is made as of December 20, 2019, to the Sub-Advisory Agreement dated March 1, 2015 (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and QS Investors LLC (the “Sub-Adviser”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Fund Deleted. Any references to Transamerica Dynamic Allocation are hereby deleted, in accordance with the liquidation of the Fund, effective December 20, 2019..

2.	Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced as follows:

Fund	Investment Subadvisory Fee*
ClearTrack 2015	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2020	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2025	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2030	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2035	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2040	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2045	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2050	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2055	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack 2060	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

ClearTrack Retirement Income	0.05% of the first $2.5 billion; and 0.04% in excess of $2.5 billion.**

Transamerica Dynamic Income	0.07% of first $250 million; 0.06% over $250 million up to $500 million; 0.05% over $500 million up to $1.50 billion; 0.04% over $1.5 billion up to $2.5 billion; and 0.03% over $2.5 billion.

*	As a percentage of average daily net assets on an annual basis.
**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on the basis of the combined assets of the Clear Track Retirement Series, which consists of the funds named above, each a separate series of Transamerica Funds.

In all other respects, the Agreement dated March 1, 2015 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed effective as of December 20, 2019.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

QS INVESTORS, LLC

By:	/s/ Marco Veissid
Name:	Marco Veissid
Title:	Head of Relationship Management and Business Development